Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2016 RESULTS

Delivers Q3 Comparable Retail Sales Increase of 4.6%

Reports Q3 GAAP Earnings per Diluted Share of $2.36, a 26% Increase vs Q3 2015 and

Q3 Adjusted Earnings per Diluted Share of $2.29, a 19% Increase vs Q3 2015

Increases Fiscal 2016 Adjusted EPS Guidance to $5.00 to $5.05 vs Previous Guidance of $4.60 to $4.70

Returns $123 Million to Shareholders Year to Date, a 37% Increase Compared to LY

Secaucus, New Jersey – November 17, 2016 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended October 29, 2016.

Jane Elfers, President and Chief Executive Officer, said, “We delivered another outstanding quarter, with EPS significantly above the high end of our guidance range. Comparable retail sales increased 4.6%. Comps were positive in all three months and accelerated as the quarter progressed. Inventory decreased 0.6% and is in excellent shape as we enter the fourth quarter. Based on these results, we are raising our adjusted EPS guidance for the full year to $5.00 to $5.05 per share compared to our previous guidance of $4.60 to $4.70 per share.”

Ms. Elfers continued, “Our number one priority is the creation of shareholder value. Our results are indicative of the impressive progress we have made against each of our strategic growth initiatives - superior product, business transformation through technology, global growth through alternate channels of distribution and fleet optimization - all of which are supported by a best-in-class management team. We look forward to continued momentum in our business for the fourth quarter and beyond. ”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Third Quarter 2016 Results

Net sales increased 3.9% to $473.8 million in the third quarter of 2016. Comparable retail sales increased 4.6% in the third quarter of 2016.

Net income was $44.2 million, or $2.36 per diluted share, in the third quarter of 2016, compared to net income of $38.5 million, or $1.88 per diluted share, the previous year. Adjusted net income was $42.8 million, or $2.29 per diluted share, compared to adjusted net income of $39.6 million, or $1.93 per diluted share, in the third quarter last year. There was no impact on adjusted net income per diluted share in the quarter from currency exchange rate fluctuations.

Gross profit was $194.5 million in the third quarter, compared to $180.5 million in the third quarter of 2015. Adjusted gross profit was $194.4 million in the third quarter, compared to $180.6 million last year, and leveraged 140 basis points to 41.0% of sales primarily as a result of merchandise margin leverage and a higher AUR.

Selling, general and administrative expenses were $115.4 million compared to $105.8 million in the third quarter of 2015. Adjusted SG&A was $115.4 million compared to $105.0 million in the third quarter last year and deleveraged 140 basis points as a percentage of sales primarily as a result of increased incentive compensation expenses which were partially offset by decreased store and administrative expenses.

Operating income was $62.1 million, compared to $57.6 million in the third quarter of 2015. Adjusted operating income in the third quarter of 2016 was $62.4 million compared to an adjusted operating income of $59.5 million in the third quarter last year, and leveraged 10 basis points compared to last year.

For the third quarter, the Company’s adjusted results exclude net income of approximately $1.4 million, compared to excluded charges of approximately $1.1 million in the third quarter of 2015, comprising certain items which the Company believes are not reflective of the performance of its core business. These excluded items are primarily related to income due to the release of reserves for prior year uncertain tax positions offset by asset impairment charges in the third quarter of 2016, and asset impairment charges and restructuring costs in the third quarter of 2015.

Fiscal Year to Date

Net sales increased 3.0% to $1,265 million, including the negative impact of approximately $3.7 million from currency exchange rate fluctuations. On a constant currency basis, net sales were $1,268 million, a 3.3% increase compared to net sales of $1,227 million in the prior year. Comparable retail sales increased 4.1% in the first nine months of fiscal 2016.

Net income was $68.1 million, or $3.56 per diluted share, in the first nine months of fiscal 2016, compared to net income of $40.4 million, or $1.94 per diluted share, the previous year. Adjusted net income was $68.4 million, or $3.57 per diluted share, inclusive of a negative ($0.03) impact due to foreign exchange, compared to $50.5 million, or $2.42 per diluted share, an increase of 48%, compared to the previous year. On a constant currency basis, adjusted net income per diluted share was $3.60, a 49% increase compared to the previous year.

Gross profit was $483.7 million in the first nine months of fiscal 2016, compared to $447.6 million last year. Adjusted gross profit was $483.6 million, or 38.2% of net sales, leveraging 170 basis points compared to last year.

Selling, general and administrative expenses in the first nine months of fiscal 2016 were $332.6 million, compared to $338.7 million last year. Adjusted SG&A was $332.9 million, compared to $324.9 million last year, leveraging 20 basis points compared to last year.

Operating income was $98.8 million, compared to operating income of $60.7 million in the first nine months of fiscal 2015. Adjusted operating income was $101.7 million, or 8.0% of net sales, compared to $77.4 million, or 6.3% of net sales last year.

For the first nine months, the Company’s adjusted results exclude net charges of approximately $0.2 million, compared to excluded charges of approximately $10.1 million in the first nine months of 2015, comprising certain items which the Company believes are not reflective of the performance of its core business. These excluded charges are primarily related to asset impairment charges offset by income related to the release of reserves for prior year uncertain tax positions in the first nine months of 2016, and proxy and legal settlement costs, asset impairment charges and restructuring costs in the first nine months of 2015.

Store Openings and Closures

The Company closed 5 stores and opened 2 stores during the third quarter of 2016. The Company ended the third quarter with 1,061 stores and square footage of 4.961 million, a decrease of 2.0% compared to the prior year. The Company’s international franchise partners opened 16 points of distribution in the third quarter, and the Company ended the quarter with 139 international points of distribution open and operated by its 6 franchise partners in 17 countries.

Capital Return Program

During the third quarter of 2016, the Company returned approximately $37 million to shareholders through the repurchase of 416,865 shares and its quarterly dividend payment of $0.20 per share. Year to date, the Company returned approximately $123 million to shareholders compared to approximately $90 million last year. Since 2009, the Company has returned over $747 million to its investors through share repurchases and dividends. At the end of the third quarter, approximately $159 million remained available for future share repurchases under the Company’s existing share repurchase program.

Additionally, the Company’s Board of Directors authorized a quarterly dividend of $0.20 per share, payable on January 5, 2017 to shareholders of record at the close of business on December 17, 2016.

Outlook

The Company is updating its outlook for fiscal 2016 and now expects adjusted net income per diluted share to be in the range of $5.00 to $5.05, inclusive of a ($0.03) negative impact from foreign exchange. This compares to the Company’s previous guidance for adjusted net income per diluted share of $4.60 to $4.70 and to adjusted net income per diluted share of $3.60 in fiscal 2015. This guidance assumes a positive low single digit increase in comparable retail sales for the year. This guidance for adjusted net income per diluted share excludes year to date net charges of approximately $0.2 million primarily related to asset impairment charges and income related to the release of reserves for prior year uncertain tax positions that the Company believes are not reflective of the performance of its core business.

The Company expects adjusted net income per diluted share in the fourth quarter of 2016 to be between $1.43 and $1.48. The Company expects no impact on adjusted net income per diluted share in the quarter from currency exchange rate fluctuations. This compares to adjusted net income per diluted share of $1.19 in the fourth quarter of 2015. This guidance assumes a positive low single digit increase in comparable retail sales for the quarter.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, as previously disclosed, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Conference Call Information

The Children’s Place will host a conference call to discuss its third quarter 2016 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of October 29, 2016, the Company operated 1,061 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 139 international points of distribution open and operated by its 6 franchise partners in 17 countries.

Forward Looking Statement

This press release contains, and the above referenced conference call may contain, forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 30, 2016. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015
Net sales	$473,777	$455,913	$1,264,544	$1,227,233
Cost of sales	279,260	275,400	780,805	779,607
Gross profit	194,517	180,513	483,739	447,626
Selling, general and administrative expenses	115,442	105,797	332,557	338,653
Asset impairment charges	392	919	3,218	2,371
Other costs	17	14	276	87
Depreciation and amortization	16,586	16,136	48,938	45,782
Operating income	62,080	57,647	98,750	60,733
Interest expense, net	(158)	(254)	(408)	(635)
Income before taxes	61,922	57,393	98,342	60,098
Provision for income taxes	17,756	18,898	30,202	19,687
Net income	$44,166	$38,495	$68,140	$40,411

Earnings per common share
Basic	$2.41	$1.90	$3.63	$1.96
Diluted	$2.36	$1.88	$3.56	$1.94

Weighted average common shares outstanding
Basic	18,342	20,297	18,785	20,628
Diluted	18,703	20,517	19,139	20,878

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Net income	$44,166	$38,495	$68,140	$40,411

Non-GAAP adjustments:
Asset impairment charges	392	919	3,218	2,371
Restructuring costs	(56)	919	(527)	2,044
Proxy costs	-	10	12	5,773
Legal Settlement	-	-	-	5,000
Sales tax audit	-	-	-	1,350
DC exit costs	17	14	276	87
Aggregate impact of Non-GAAP adjustments	353	1,862	2,979	16,625
Income tax effect (1)	(141)	(745)	(1,153)	(6,520)
Prior year uncertain tax positions (2)	(1,580)	-	(1,580)	-
Net impact of Non-GAAP adjustments	(1,368)	1,117	246	10,105

Adjusted net income	$42,798	$39,612	$68,386	$50,516

GAAP net income per common share	$2.36	$1.88	$3.56	$1.94

Adjusted net income per common share	$2.29	$1.93	$3.57	$2.42

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.
(2)	Prior year tax provision related to uncertain tax positions.

	Third Quarter Ended		Year-to-Date Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Operating income	$62,080	$57,647	$98,750	$60,733

Non-GAAP adjustments:
Asset impairment charges	392	919	3,218	2,371
Restructuring costs	(56)	919	(527)	2,044
Proxy costs	-	10	12	5,773
Legal Settlement	-	-	-	5,000
Sales tax audit	-	-	-	1,350
DC exit costs	17	14	276	87
Aggregate impact of Non-GAAP adjustments	353	1,862	2,979	16,625

Adjusted operating income	$62,433	$59,509	$101,729	$77,358

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Gross Profit	$194,517	$180,513	$483,739	$447,626

Non-GAAP adjustments:
Restructuring costs	(75)	102	(125)	406
Aggregate impact of Non-GAAP adjustments	(75)	102	(125)	406

Adjusted Gross Profit	$194,442	$180,615	$483,614	$448,032

	Third Quarter Ended		Year-to-Date Ended
	October 29,	October 31,	October 29,	October 31,
	2016	2015	2016	2015

Selling, general and administrative expenses	$115,442	$105,797	$332,557	$338,653

Non-GAAP adjustments:
Restructuring costs	(19)	(817)	402	(1,638)
Proxy costs	-	(10)	(12)	(5,773)
Legal Settlement	-	-	-	(5,000)
Sales tax audit	-	-	-	(1,350)
Aggregate impact of Non-GAAP adjustments	(19)	(827)	390	(13,761)

Adjusted Selling, general and administrative expenses	$115,423	$104,970	$332,947	$324,892

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 29,	January 30,	October 31,
	2016	2016*	2015
Assets:
Cash and cash equivalents	$192,243	$187,534	$183,923
Short-term investments	75,100	40,100	34,600
Accounts receivable	30,605	26,315	36,501
Inventories	325,463	268,831	327,324
Other current assets	53,132	58,528	52,106
Total current assets	676,543	581,308	634,454

Property and equipment, net	274,747	290,980	302,216
Other assets, net	31,992	25,660	40,688
Total assets	$983,282	$897,948	$977,358

Liabilities and Stockholders' Equity:
Revolving loan	$65,600	$-	$34,351
Accounts payable	189,390	154,541	183,738
Accrued expenses and other current liabilities	146,127	120,481	115,615
Total current liabilities	401,117	275,022	333,704

Other liabilities	87,850	95,133	94,127
Total liabilities	488,967	370,155	427,831

Stockholders' equity	494,315	527,793	549,527

Total liabilities and stockholders' equity	$983,282	$897,948	$977,358

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	October 29,	October 31,
	2016	2015

Net income	$68,140	$40,411
Non-cash adjustments	55,267	48,497
Working Capital	2,143	(3,847)
Net cash provided by operating activities	125,550	85,061

Net cash used in investing activities	(61,753)	(16,932)

Net cash used in financing activities	(62,088)	(56,338)

Effect of exchange rate changes on cash	3,000	(1,159)

Net increase in cash and cash equivalents	4,709	10,632

Cash and cash equivalents, beginning of period	187,534	173,291

Cash and cash equivalents, end of period	$192,243	$183,923

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